Exhibit 99.1

Company Contacts:	Investor Relations Contact:
Senesco Technologies, Inc.	Lippert/Heilshorn & Associates
Joel Brooks	Kim Sutton Golodetz
Chief Financial Officer	(kgolodetz@lhai.com)
(jbrooks@senesco.com)	(212) 838-3777
(732) 296-8400

SENESCO TECHNOLOGIES CLOSES ON $1.5 MILLION OF PREVIOUSLY ANNOUNCED FINANCING

NEW BRUNSWICK, N.J. (September 26, 2007)—Senesco Technologies, Inc. (“Senesco” or the “Company”) (AMEX: SNT) today announced that on September 21, 2007 it has closed on $1.5 million of its previously announced private placement with YA Global Investments, LP (“YA Global”) of an aggregate of up to $5 million, three-year secured convertible debentures with an 8% coupon.  On September 14, 2007, the American Stock Exchange approved the Company’s application for listing such additional shares of the Company’s common stock underlying such debentures.  The next $1.5 million tranche will occur upon the filing of a registration statement, with the balance subject to stockholder approval and the Company’s fulfillment of other covenants and milestones.

The Company plans on using the proceeds to advance a certain cancer target with the goal of initiating a Phase I clinical trial, as well as other human health and agricultural research and general corporate purposes.  The Company estimates that it will take approximately two years to complete the steps necessary to initiate a Phase I clinical trial.  The Company believes that the proceeds from the $5 million YA Global private placement  along with the $5 million gross proceeds from the private placement with Stanford Venture Capital Holdings, Inc., announced on September 4, 2007, will be sufficient to allow it to complete the steps necessary to initiate a Phase I clinical trial as well as fund other research projects and general and administrative expenses for approximately two years.

The terms of the debentures were previously disclosed on a Form 8-K, dated August 1, 2007 and will be filed with the Company’s annual report on Form 10-K.

The Company cannot assure you that the Company’s stockholders will approve the remaining traunches of this financing, or that the Company will meet the agreed upon milestones or covenants contained therein in order for it to receive the additional funding.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The shares of common stock have been sold pursuant to an exemption from state and federal securities laws.

About Senesco Technologies, Inc.

Senesco Technologies, Inc. is a U.S. biotechnology company. Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if the technology is applicable in human medicine.  Accelerating apoptosis may have applications to development of cancer treatments.  Delaying apoptosis may have applications to certain diseases such as glaucoma, ischemia and arthritis, among others.  Senesco takes its name from the scientific term for the aging of plant cells: senescence.  The

Company has developed technology that regulates the onset of cell death.  Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress for flowers, fruits and vegetables.  In addition to its human health research programs, the Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence.  Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products.  Senesco is headquartered in New Brunswick, New Jersey.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to consummate this financing; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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